                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                       FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
  THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  VeriFone, Inc.
                               --------------------
              (Exact name of registrant as specified in its charter)

       Delaware                  0-18376                99-0206064
     --------------             ----------             --------------------
    (State or other            (Commission            (I.R.S. Employer
    jurisdiction of            File Number)           Identification Number)
    incorporation)

           Three Lagoon Drive, Suite 400, Redwood City, California 94065
            ---------------------------------------------------------------
                       (Address of principal executive offices)

                                 (415) 591-6500
                                ----------------
                 (Registrant's telephone number, including area code)

                  Common Stock, par value $0.01 per share ("Common")
               (Title of each class of securities covered by this form)

                                      N/A
                      -----------------------------------------
                     (Titles of all other classes of securities
      for which a duty to file reports under Section 13(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 X  Rule 12g-4(a)(1)(i)   / /  Rule 12g-4(a)(2)(ii)    / / Rule 12h-3(b)(2)(i)
/ / Rule 12g-4(a)(1)(ii)  / /  Rule 12h-3(b)(1)(i)     / / Rule 12h-3(b)(2)(ii)
/ / Rule 12g-4(a)(2)(i)   / /  Rule 12h-3(b)(1)(ii)    / / Rule 15d-6


Approximate number of holders of record as of the certification or notice
date:   one

     Pursuant to the requirements of the Securities Exchange Act of 1934, VeriFone, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.



                        VERIFONE, INC.



June 25, 1997           By: /S/ JOSEPH M. ZAELIT
                           ----------------------------------
                            JOSEPH M. ZAELIT
                            SENIOR VICE PRESIDENT, FINANCE AND ADMINISTRATION, AND CHIEF FINANCIAL OFFICER